Exhibit 4.1

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

          FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of July 22, 2007, to the Rights Agreement, dated as of September 28, 2001 (the “Rights Agreement”), between United Rentals, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Co., as rights agent (the “Rights Agent”).  Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Rights Agreement.

                    WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

                    WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), among RAM Holdings, Inc. (“Parent”), RAM Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, providing for the merger (the “Merger”) of the Merger Sub with and into the Company, with the Company continuing as the surviving corporation;

                    WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement, in each case as set forth in this Amendment;

                    WHEREAS, (i) Section 28 of the Rights Agreement provides that the Company may supplement or amend any provision of this Agreement without the approval of any holders of the Rights (subject to limited exceptions that do not apply for purposes hereof); (ii) pursuant to Section 28 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 28 of the Rights Agreement; and (iii) pursuant to the terms of the Rights Agreement and in accordance with Section 28 thereof, the Company has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement.

                    NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1.       Amendments to Rights Agreement.

(a)	The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Notwithstanding anything in this Section 1(a) to the contrary, none of RAM Holdings, Inc. (“Parent”), RAM Acquisition Corp. (“Merger Sub”), or any of their respective Affiliates or Associates, or in the case of the Voting

Agreement or the Warrant Holders Agreement (each as defined below) the stockholder or warrant holder parties thereto, or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue of, or as a result of, (i) the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger (as it may be amended from time to time), among Parent, Merger Sub, and the Company (the “Merger Agreement”), or the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby, (ii) the execution, delivery or performance of the warrant holders agreement, dated as of July 22, 2007, among Parent, Merger Sub and the other signatory parties thereto (the “Warrant Holders Agreement”) or (iii) the execution, delivery or performance of the voting agreement, dated as of July 22, 2007, among Parent, Merger Sub and the other signatory parties thereto (the “Voting Agreement”) (such actions described in this sentence, the “Permitted Events”).”

(b)	The definition of “Shares Acquisition Date” in Section 1(w) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely by virtue of, or as a result of, any Permitted Event or the public announcement thereof .”

(c)	Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of, or as the result of, any Permitted Event.”

(d)	Section 7(a) of the Rights Agreement is modified, amended and restated as follows:

“The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Effective Time”), but only if the Effective Time shall occur, (ii) the Close of Business on September 27, 2011 (the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iv) the time at which such Rights are exchanged as provided in Section 24 hereof.  The Company will provide the Rights Agent with notice of the Effective Time; provided, however, that failure to notify the Rights Agent of the Effective Time shall not in any way effect the time at which the Rights cease to be exercisable pursuant to the foregoing sentence.”

(e)	A new Section 36 is added to read in its entirety as follows:

“Section 36.  Termination.  Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any other Person; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement.”

          2.       Interpretation.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

          3.       Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          4.       Waiver of Notice.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

          5.       Effectiveness.   This Amendment shall be deemed effective as of the date first written above.  Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.  Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

          6.       Governing Law. This Amendment shall be deemed a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State;

          7.       Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be an original and all of which shall constitute one and the same document.

                    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		UNITED RENTALS, INC.

By:	/s/ Roger Schwed	By:	/s/ Michael Kneeland

Name:	Roger Schwed	Name:	Michael Kneeland
Title:	Executive Vice President and General Counsel	Title:	Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST CO., as Rights Agent

By:	/s/ Anne Neuberger	By:	/s/ Yehuda Neuberger

Name:	Anne Neuberger	Name:	Yehuda Neuberger
Title:	Senior Vice President	Title:	Senior Vice President